Exhibit 4.1

EXECUTION COPY

CERTIFICATE OF DESIGNATION

OF

PERPETUAL NON-CUMULATIVE PREFERENCE SHARES

OF

ASPEN INSURANCE HOLDINGS LIMITED

ASPEN INSURANCE HOLDINGS LIMITED, a Bermudian company (the ‘‘Company’’), hereby certifies that pursuant to resolutions of the Board of Directors of the Company duly adopted on October 17, 2005 and October 30, 2006 and of the Pricing Committee of the Board of Directors duly adopted on November 10, 2006, the creation and issue of 8,000,000 7.401% Perpetual Non-Cumulative Preference Shares, par value 0.15144558¢ per share (the ‘‘Preference Shares’’), was authorized and the designation, rights, preferences, privileges and qualifications, limitations and restrictions of the 8,000,000 Preference Shares (in addition to the applicable provisions set forth in the Company’s Memorandum of Association (the ‘‘Memorandum of Association’’) and Amended and Restated Bye-Laws (the ‘‘Bye-Laws’’)), were fixed as follows:

1.    Designation.

The designation of this series of preference shares shall be the ‘‘7.401% Perpetual Non-Cumulative Preference Shares’’, and the number of shares constituting this series shall be 8,000,000; provided that, if the Company elects to issue additional Preference Shares after the date of this Certificate of Designation, as contemplated in the prospectus supplement dated November 10, 2006 that relates to the Preference Shares, the Company may increase the number of shares constituting this series by the number of such additional Preference Shares. The Preference Shares shall have a liquidation preference (the ‘‘liquidation preference’’) of U.S.$25 per Preference Share. Each Preference Share shall be identical in all respects to every other Preference Share, except for the issue price, date of issuance, and, in some cases, the initial dividend payment date. Any Preference Shares issued after the date of this Certificate of Designation shall be issued on a Dividend Payment Date (as defined below) at an issue price that does not exceed the liquidation preference of U.S.$25 per Preference Share. The number of authorized Preference Shares may be reduced (but not below the number of Preference Shares then issued and outstanding) by further resolution duly adopted by the Board of Directors. No such reduction shall affect the due authorization of any issued and outstanding Preference Shares of this series.

2.    Definitions. As used herein, the following terms shall have the following meanings:

‘‘Affiliate’’ has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act of 1933, as amended.

‘‘Agent Members’’ has the meaning assigned to such term in Section 13.

‘‘Appointing Preference Shares’’ mean any other class or series of preference shares of the Company, including any Perpetual PIERS and the Perpetual Preference Shares issued upon conversion of the Perpetual PIERS, if any, ranking equally with the Preference Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable.

‘‘Appointing Rights’’ have the meaning assigned to such term in Section 5(c).

‘‘Board of Directors’’ means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

‘‘Business Day’’ means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City or Bermuda generally are authorized or obligated by law or executive order to close.

‘‘Calculation Agent’’ means the nationally recognized calculation agent appointed by the Company prior to any redemption notice and prior to January 1, 2017.

‘‘Capital Stock’’ of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by the Calculation Agent as having a maturity comparable to the term remaining to the Dividend Payment Date on January 1, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate perpetual preferred stock having similar terms as the Preference Shares with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of the issuer of such preferred stock.

‘‘Comparable Treasury Price’’ means, with respect to any Redemption Date for the Preference Shares, the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

‘‘Depositary’’ means, with respect to Preference Shares issuable in whole or in part in the form of one or more Global Preference Shares, a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for such Preference Shares, and initially shall be DTC.

‘‘Dividend Payment Date’’ has the meaning assigned to such term in Section 4(a).

‘‘Dividend Period’’ has the meaning assigned to such term in Section 4(d).

‘‘Dividend Record Date’’ means, with respect to each Dividend Payment Date, 5:00 p.m. (New York City time) on the December 15, March 15, June 15 or September 15 immediately preceding such Dividend Payment Date.

‘‘DTC’’ means The Depository Trust Company.

‘‘Exchange Act’’ means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

‘‘Fixed Rate’’ means an amount per annum equal to 7.401% of the liquidation preference per Preference Share.

‘‘Fixed Rate Period’’ means the Dividend Periods up to but excluding January 1, 2017, in which dividends on the Preference Shares shall be payable at the Fixed Rate.

‘‘Floating Rate’’ means an amount per annum equal to 3-Month LIBOR plus 3.28%; provided that the Floating Rate will in no event exceed the maximum rate permitted by law. The Floating Rate shall be reset on the applicable LIBOR Reset Date for each Dividend Period during the Floating Rate Period.

‘‘Floating Rate Period’’ means each Dividend Period commencing after the expiration of the Fixed Rate Period, in which dividends on the Preference Shares shall be payable at the Floating Rate.

‘‘Global Preference Shares’’ has the meaning assigned to such term in Section 13(a).

‘‘Holder’’ or ‘‘holder’’ means the Person in whose name a Preference Share is registered on the Registrar’s books.

‘‘Issue Date’’ means November 15, 2006, the original date of issuance of the Preference Shares.

‘‘Junior Shares’’ mean the Ordinary Shares and any other class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with, the Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

‘‘LIBOR Determination Date’’ means the second London Banking Day immediately preceding the applicable LIBOR Reset Date.

‘‘LIBOR Reset Date’’ has the meaning assigned to such term in Section 4(c).

‘‘Liquidation Distribution’’ has the meaning assigned to such term in Section 7(a).

‘‘liquidation preference’’ has the meaning assigned to such term in Section 1.

‘‘London Banking Day’’ means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

‘‘Moneyline Telerate Page 3750’’ means the display page on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

‘‘Nonpayment’’ has the meaning assigned to such term in Section 5(c).

‘‘NYSE’’ means the New York Stock Exchange, Inc.

‘‘Officer’’ means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Secretary and the Assistant Secretary of the Company.

‘‘Ordinary Shares’’ mean the ordinary shares, par value 0.15144558¢ per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such Ordinary Shares consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent corporation.

‘‘Parity Shares’’ mean the Preference Shares, the Perpetual PIERS and any Perpetual Preference Shares issued upon conversion of Perpetual PIERS, and any other class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

‘‘Paying Agent’’ initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Paying Agent within 10 calendar days’ prior notice to the Paying Agent, provided that the Company shall appoint a successor Paying Agent who shall accept such appointment prior to the effectiveness of such removal.

‘‘Perpetual PIERS’’ mean the series of preference shares, par value 0.15144558¢ per share, of the Company designated as the 5.625% Perpetual Preferred Income Equity Replacement Securities (Perpetual PIERS).

‘‘Perpetual Preference Shares’’ mean the series of preference shares, par value 0.15144558¢ per share, of the Company designated as the Perpetual Preference Shares, issuable upon the conversion of the Perpetual PIERS.

‘‘Person’’ means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

‘‘Preference Share Director’’ has the meaning assigned to such term in Section 5(c).

‘‘Preferred Stock,’’ as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) that is preferred as the payment of dividends, or as to distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over other shares of Capital Stock or any other class of such Person.

‘‘Redemption Date’’ means, in the case of an optional redemption, the day specified in the Company’s notice of redemption.

‘‘Reference Treasury Dealer’’ means each of three primary U.S. government securities dealers (each a ‘‘Primary Treasury Dealer’’), as specified by the Company; provided that if any Primary Treasury Dealer as specified by the Company ceases to be a Primary Treasury Dealer, the Company shall substitute for such Primary Treasury Dealer another Primary Treasury Dealer and if the Company fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Calculation Agent after consultation with the Company.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

‘‘Register’’ means the register of issued Preference Shares maintained by the Registrar.

‘‘Registrar’’ initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Registrar within 10 calendar days’ prior notice to the Registrar, provided that the Company shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal.

‘‘Securities Act’’ means the United States Securities Act of 1933, as amended.

‘‘Senior Shares’’ mean any class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

‘‘3-Month LIBOR’’ means, with respect to any LIBOR Determination Date:

(i)	the rate for 3-month deposits in United States dollars as that appears on the Moneyline Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Floating Rate Period, unless fewer than two such offered rates so appear;

(ii)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the LIBOR Determination Date for that Floating Date Period on the Moneyline Telerate Page 3750, the rate calculated by the Calculation Agent based on two offered quotations after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with offered quotations for deposits in United States dollars for the period of three months, commencing on the first day of that Floating Rate Period, to prime banks in the London interbank markets at approximately 11:00 a.m. (London time) on that date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time;

(iii)	if fewer than two offered quotations referred to in clause (ii) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the LIBOR Determination Date for that Floating Rate Period by three major banks (which will not include affiliates of the Company) in New York City selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(iv)	if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (iii), the rate equal to the 3-Month LIBOR for the previous Floating Rate Period.

‘‘Transfer Agent’’ initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

‘‘Treasury Rate’’ means the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

3.    Ranking. The Preference Shares shall, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company, rank (a) senior to all Junior Shares, including, without limitation, the Ordinary Shares, (b) on a parity with all Parity Shares, including, without limitation, the Perpetual PIERS and the Perpetual Preference Shares issuable upon conversion of the Perpetual PIERS, (c) junior to any Senior Shares and (d) junior to all of the Company’s existing and future debt obligations.

4.    Dividend Rights.

(a)    The holders of outstanding Preference Shares shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for that purpose under Bermuda law and to the extent that at the time of declaration and payment the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share capital premium accounts, at the Fixed Rate, as described in Section 4(b), from the Issue Date, quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year (each, a ‘‘Dividend Payment Date’’), commencing on January 1, 2007, and thereafter at the Floating Rate, as described in Section 4(c), quarterly in arrears on each Dividend Payment Date, commencing on January 1, 2017.

(b)    During the Fixed Rate Period, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Bermuda law, dividends on the Preference Shares shall be payable quarterly at the Fixed Rate on a non-cumulative basis with respect to each Dividend Period.

(c)    During each Floating Rate Period, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under Bermuda law, dividends on the Preference Shares shall be payable quarterly, with respect to each Floating Rate Period at the Floating Rate on the LIBOR Determination Date for the relevant Dividend Period on a non-cumulative basis on each Dividend Payment Date. The Floating Rate shall be reset quarterly on January 1, April 1, July 1 and October 1 of each year (each, a ‘‘LIBOR Reset Date’’) for the Dividend Period beginning on such date. During the Floating Rate Period, if any LIBOR Reset Date falls on a day that is not a Business Day, the LIBOR Reset Date shall be postponed to the next day that is a Business Day.

(d)    A dividend period (each, a ‘‘Dividend Period’’) is the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Issue Date of the Preference Shares and shall end on and exclude the January 1, 2007 Dividend Payment Date. During the Fixed Rate Period, if any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, without accrual to the actual payment date. During the Floating Rate Period, if any Dividend Payment Date other than a Redemption Date falls on a day that is not a Business Day, the Dividend Payment Date shall be postponed to the next day that is a Business Day, and dividends will accumulate to such actual Dividend Payment Date. If a Redemption Date, whether during the Fixed Rate Period or the Floating Rate Period, falls on a day that is not a Business Day, the payment of dividends and redemption price shall be made on the first Business Day following such Redemption Date, without accrual to the actual payment date.

(e)    During the Fixed Rate Period, dividends payable on the Preference Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full Dividend Period, and on the basis of the actual number of days elapsed during the period with respect to a Dividend Period other than a full Dividend Period.

(f)    During the Floating Rate Period, dividends payable on the Preference Shares shall be computed by multiplying the Floating Rate in effect for such Dividend Period by a fraction, the numerator of which shall be the actual number of days elapsed during such Dividend Period (determined by including the first day of such Dividend Period and excluding the last day, which is the Dividend Payment Date), and the denominator of which shall be 360, and multiplying the result by the aggregate liquidation preference of the Preference Shares.

(g)    Dividends shall be paid to the holders of the Preference Shares on the applicable Dividend Record Date. The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(h)         Dividends on the Preference Shares shall not be cumulative. To the extent that any dividends payable on the Preference Shares on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not accumulate and the Company shall have no obligation to pay dividends for such Dividend Period on or subsequent to such Dividend Payment Date, whether or not dividends are declared on Preference Shares for any subsequent Dividend Period.

(i)    So long as any Preference Shares remain outstanding, unless the full dividends for the most recently ended Dividend Period on all outstanding Preference Shares and Parity Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside): (i) no dividend whatsoever shall be declared or paid on the Junior Shares; and (ii) no Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one share of Junior Shares for or into another share of Junior Shares). In such event, the restrictions set forth in the preceding sentence shall continue until such time as full dividends on all outstanding Preference Shares and Parity Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) for four consecutive Dividend Periods.

(j)    When dividends are not paid in full (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) upon the Preference Shares and any Parity Shares, all dividends declared upon the Preference Shares and all such Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata based on the aggregate liquidation preference of the Preference Shares and such Parity Shares.

(k)    Holders of Preference Shares shall have the Appointing Rights provided in Section 5(c).

5.    Voting, Appointing and Other Rights.

(a)    The Preference Shares shall have no voting rights except as provided in Section 5(b) and Section 6 or otherwise required by Bermuda law from time to time.

(b)    Notwithstanding the Bye-Laws, so long as any Preference Shares remain outstanding, unless a greater percentage shall then be required by applicable law, the Company shall not, without the affirmative vote or written consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Preference Shares then outstanding and all series of Appointing Preference Shares then outstanding, voting or consenting, as the case may be, together as a single class:

(i)    authorize or issue any class or series of Senior Shares (or any security convertible into or exchangeable for Senior Shares); or

(ii)    amend the Memorandum of Associations or Bye-Laws in such a manner that would materially adversely affect the specified rights, preferences or privileges of holders of the Preference Shares.

For the avoidance of doubt, the Company may create, authorize, increase the authorized amount of, or issue any class or series of Parity Shares or Junior Shares, without the affirmative vote or written consent of the holders of the Preference Shares, and in taking such actions the Company shall not be deemed to have materially adversely affected the specified rights, preferences or privileges of the holders of the Preference Shares.

(c)    Whenever full dividends on any Preference Shares shall have not been declared and paid for the equivalent of any six Dividend Periods, whether or not consecutive (a ‘‘Nonpayment’’), the holders of the Preference Shares then outstanding and all series of Appointing Preference Shares then outstanding, acting together as a single class, will be entitled to the appointment (the ‘‘Appointing Rights’’) of a total of two additional members to the Board of Directors (each, a ‘‘Preference Share Director’’); provided that the appointment of any such directors shall not cause the Company to violate the corporate governance requirement of the NYSE as applied to United States issuers (or any other securities exchange or automated quotation system on which securities of the Company may be then listed or quoted) that listed companies must have a majority of independent directors. In the event of a Nonpayment, the number of members of the Board of Directors shall automatically increase by two, subject to the Bye-Laws. The Preference Share Directors shall be selected by the holders of at least a majority of the aggregate liquidation preference of the Preference Shares and any Appointing Preference Shares at a special meeting called at the request of the holders of at least 20% of the then outstanding aggregate liquidation preference of the Preference Shares and any series of Appointing Preference Shares then outstanding. Whether a majority of the Preference Shares and any Appointing Preference Shares have been affirmatively voted in favor of an appointment shall be determined by reference to the aggregate liquidation preference of the Preference Shares and any Appointing Preference Shares affirmatively voted at the meeting called to exercise the Appointing Rights.

If the holders of the Preference Shares become entitled to the appointment of Preference Share Directors to the Board of Directors, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and selection of such directors.

The Board of Directors shall promptly duly appoint the Preference Share Directors selected by the holders of the Preference Shares and any series of Appointing Preference Shares then outstanding in accordance with this Section 5(c). The Board of Directors shall, subject to the Bye-Laws, determine which class or classes, as applicable, of directors the Preference Share Directors shall be a part of and shall allocate the Preference Share Directors to the class or classes, as applicable, having the longest terms of office remaining at the time of such appointment. Each Preference Share Director shall each be entitled to one vote per director on any matter. If, at the time the Appointing Rights are vested in the holders of the Preference Shares and any Appointing Preference Shares, there are not two vacancies on the Board of Directors, the Company will use its best efforts to increase the number of directors constituting the Board of Directors.

So long as a Nonpayment shall continue, any vacancy in the office of a Preference Share Director (other than prior to the initial appointment of Preference Share Directors after a Nonpayment) may be filled by the Board of Directors pursuant to an exercise of the Appointing Rights of the holders of at least a majority of the aggregate liquidation preference of the Preference Shares then outstanding and any other Appointing Preference Shares then outstanding, acting together as a single class.

When the term of a class of directors of which any Preference Share Director is a part is expiring, the Board of Directors shall set the size of such class of directors to be elected by the holders of the Ordinary Shares at a level to include such Preference Share Director duly appointed by the Board of Directors upon the exercise of the Appointing Rights.

If and when dividends for four consecutive Dividend Periods following a Nonpayment have been paid in full (or declared and a sum sufficient for the payment thereof has been set aside), then the holders of the Preference Shares shall be divested of the Appointing Rights (subject to revesting of the Appointing Rights in the event of any future Nonpayment pursuant to this Section 5(c)) and, if and when the Appointing Rights of the holders of the Preference Shares and any Appointing Preference Shares shall have ceased, the office of the Preference Share Directors (notwithstanding the class of directors such Preference Share Directors shall be a part of) shall terminate forthwith and the number of directors constituting the Board of Directors shall automatically be reduced by two.

6.    Amendment or Modification; Waiver.

(a)    To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Preference Shares to:

(i)	evidence the succession of any Person to the obligations of the Company;

(ii)	add to the covenants for the benefit of holders of the Preference Shares or to surrender any of the rights or powers of the Company under the Preference Shares;

(iii)	cure any ambiguity or correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Preference Shares in any material respect; or

(iv)	make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Preference Shares in any material respect.

(b)    Except as provided below in this Section 6(b), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Preference Shares may be waived, in each case with the affirmative vote or written consent of the holders of at least a majority of the aggregate liquidation preference of the Preference Shares then outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

Without the written consent or the affirmative vote of each holder of the Preference Shares affected thereby (in addition to the written consent or the affirmative vote of the holders of at least a majority of the aggregate liquidation preference of the Preference Shares then outstanding), an amendment or modification under this Section 6(b) may not:

(i)	change any Dividend Payment Date;

(ii)	reduce the rate of dividends payable on the Preference Shares, when, as and if declared by the Board of Directors;

(iii)	reduce the redemption price or alter the January 1, 2017 optional redemption date;

(iv)	change the place or currency of payment of the Preference Shares;

(v)	impair the right to institute suit for the enforcement of the Preference Shares; or

(vi)	change the percentage of liquidation preference of the Preference Shares whose holders must approve any amendment or modification.

7.    Liquidation Rights.

(a)    In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, the holders of the Preference Shares shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, after satisfaction of liabilities of the Company and before any payment or distribution shall be made on the Ordinary Shares or any other class of shares ranking junior to the Preference Shares upon liquidation, winding-up or dissolution of the Company, the liquidation preference plus declared but unpaid dividends thereon, if any, without accumulation of any undeclared dividends (collectively, the ‘‘Liquidation Distribution’’).

(b)    After the payment to the holders of the Preference Shares of the Liquidation Distribution to which such holders are entitled as provided for in this Section 7, the holders of Preference Shares as such shall have no right or claim to any of the remaining assets of the Company.

(c)    If, upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, the amounts payable with respect to the Preference Shares and any other share capital of the Company ranking on a parity with the Preference Shares upon liquidation, winding-up or dissolution of the Company are not paid in full, the holders of the Preference Shares and of such other share capital shall share ratably in any such distribution of assets of the Company in proportion to the full respective liquidation distributions to which they are entitled.

(d)    Neither the sale, assignment, transfer or lease of all or substantially all the assets or business of the Company nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

8.    Optional Redemption.

(a)    The Company may not redeem Preference Shares prior to January 1, 2017, except as provided in Section 8(b). On and after January 1, 2017, the Company may redeem the Preference Shares at its option, in whole or in part, upon notice given as provided in Section 8(c), at a redemption price equal to U.S.$25 per Preference Share, plus an amount equal to any declared and unpaid dividends (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date), out of funds legally available for that purpose under Bermuda law and to the extent the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due.

(b)    Prior to January 1, 2017, the Company may redeem the Preference Shares at its option, in whole but not in part, if the Company has submitted to holders of its Ordinary Shares a proposal for a merger, amalgamation, or consolidation, arrangement, reconstruction or discontinuance, or if the Company submits any proposal for any other matter that, as a result of any change in Bermuda law after November 10, 2006, requires for its validation or effectuation an affirmative vote of the holders of the Preference Shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class, upon not less than 30 calendar days nor more than 60 calendar days prior written notice to the relevant holders, in such form and given in such manner as to be in accordance with Section 8(c), at a redemption price per Preference Share equal to the greater of: (1) U.S.$25 per Preference Share and (2) the sum of the present value of U.S.$25 per Preference Share and the present value of all undeclared dividends for the Dividend Periods from the Redemption Date to and including the January 1, 2017 Dividend Payment Date, in each case, discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by the Calculation Agent, plus 45 basis points, and in each case of (1) and (2), plus declared and unpaid dividends, (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date), out of funds legally available for that purpose under Bermuda law and to the extent the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due.

(c)    Notice of each redemption of Preference Shares shall be given by first class mail, to the holders of the Company’s Preference Shares at their addresses set forth in the Register, mailed not less than 30 calendar days nor more than 60 calendar days prior to the Redemption Date. Notwithstanding the foregoing, if the Preference Shares are Global Preference Shares deposited with or on behalf of DTC, the Company may give such notice of optional redemption in any manner permitted by DTC.

(d)    A notice of redemption shall state:

(i)	the Redemption Date;

(ii)	the number of Preference Shares to be redeemed and, if less than all the Preference Shares held by such holder are to be redeemed, the number of Preference Shares to be redeemed from such holder;

(iii)	the CUSIP, ISIN or similar number or numbers of the Preference Shares to be redeemed;

(iv)	the redemption price and the amount of declared and unpaid dividends, if any; and

(v)	if certificated Preference Shares have been issued, the place or places where holders may surrender certificates evidencing the Preference Shares for payment of the redemption price.

(e)    On or prior to the Redemption Date, the Company will deposit with the Paying Agent an amount in immediately available funds sufficient to pay the aggregate redemption price plus any declared and unpaid dividends; provided that if such payment is deposited on the Redemption Date, it must be received by the Paying Agent by 10:00 a.m. (New York City time) on the Redemption Date. An amount equal to the redemption price and any declared and unpaid dividends shall be paid to the holders promptly following the later of (i) the Redemption Date and (ii) the time of book-entry transfer or surrender of the certificate(s) evidencing such Preference Shares to the Paying Agent, as applicable.

(f)    Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date.

(g)    In case of any redemption of only part of the Preference Shares at the time outstanding, the Preference Shares to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable.

(h)    If notice of redemption has been duly given and the Paying Agent holds, on or before the Redemption Date, immediately available funds sufficient to pay the aggregate redemption price plus any declared and unpaid dividends, then, as of the Redemption Date:

(i)	dividends shall cease to be payable on such Preference Shares;

(ii)	such Preference Shares shall no longer be deemed outstanding; and

(iii)	all rights with respect to such Preference Shares shall cease and terminate, except only the right of the holders to receive an amount equal to the redemption price, plus any declared and unpaid dividends.

9.    Maturity.

The Preference Shares have no stated maturity. Accordingly, the Preference Shares shall remain outstanding perpetually, unless and until the Company elects to redeem them.

10.     Conversion Rights.

The Preference Shares are not convertible.

11.    Consolidation, Merger, Sale or Conveyance.

(a)    The Company covenants that it will not merge or amalgamate with or into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

(i)	either the Company shall be the continuing corporation, or the successor (if other than the Company) shall be a corporation organized under the laws of the United States of America or a State thereof or the District of Columbia, Bermuda or any country which is, on the date of this Certificate of Designation, a member of the Organization of Economic Cooperation and Development and the Preference Shares are converted into or exchanged for, in accordance with applicable law, perpetual non-cumulative preference shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and

(ii)	the Company or such successor corporation, as the case may be, shall not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease or conveyance, be in default of any obligation under the Preference Shares.

(b)    In case of any such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease or conveyance and upon any conversion of securities into a successor corporation in accordance with (a) above, such successor corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the certificates evidencing Preference Shares issuable hereunder which theretofore shall not have been signed by the Company. All the certificates issued shall in all respects have the same legal rank and benefit under this Certificate of Designation as the certificates theretofore or thereafter issued in accordance with the terms of this Certificate of Designation as though all of such certificates had been issued on the Issue Date.

In case of any such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease or conveyance such change in phraseology and form (but not in substance) may be made in the certificates evidencing securities for which the Preference Shares have been exchanged thereafter to be issued as may be appropriate.

12.    Currency of Payments.

Any payments with respect to the Preference Shares shall be paid in cash in United States dollars in immediately available funds.

13.    Form.

(a)    The Preference Shares shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (‘‘Global Preference Shares’’), each as set forth on the form of Preference Shares certificate attached hereto as Exhibit A which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preference Shares certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preference Shares shall be deposited on behalf of the holders of the Preference Shares represented thereby with the Registrar, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned by the Registrar as hereinafter provided. The aggregate number of Preference Shares represented by Global Preference Shares may from time to time be increased or decreased by adjustments made on the records of the Registrar and DTC or its nominee as hereinafter provided.

In the event Global Preference Shares are deposited with or on behalf of DTC, the Company shall execute, and the Registrar shall countersign and deliver, initially one or more Global Preference Shares certificates that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Registrar to DTC or pursuant to DTC’s instructions or held by the Registrar as custodian for DTC. Members of, or participants in, DTC (‘‘Agent Members’’) shall have no rights under this Certificate of Designation with respect to any Global Preference Shares held on their behalf by DTC or by the Registrar as the custodian of DTC or under such Global Preference Shares, and DTC may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preference Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preference Shares.

(b)    Owners of beneficial interests in Global Preference Shares shall not be entitled to receive physical delivery of certificated Preference Shares, unless:

(i)	DTC is unwilling or unable to continue as Depositary for the Global Preference Shares and the Company does not appoint a qualified replacement for DTC within 90 calendar days;

(ii)	DTC ceases to be a ‘‘clearing agency’’ registered under the Exchange Act and the Company does not appoint a qualified replacement for DTC within 90 calendar days; or

(iii)	the Company decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).

In any such case, the Global Preference Shares shall be exchanged in whole for certificated Preference Shares in registered form, with the same terms and of an equal aggregate liquidation preference (unless the Company determines otherwise in accordance with applicable law).  Certificated Preference Shares shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(c)    An Officer shall sign the Preference Shares certificate for the Company by manual or facsimile signature.  If the Officer whose signature is on a Preference Shares certificate no longer holds that office at the time the Registrar countersigns the Preference Shares certificate, the Preference Shares certificate shall be valid nevertheless.

A Preference Shares certificate shall not be valid until an authorized signatory of the Registrar signs the Preference Shares certificate by manual or facsimile signature. The signature shall be conclusive evidence that the Preference Shares certificate has been countersigned under this Certificate of Designation.

14.    Registration; Transfer.

(a)    Notwithstanding any provision to the contrary herein, so long as a Global Preference Share remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Preference Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 14.

(b)    Transfers of a Global Preference Share shall be limited to transfers of such Global Preference Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

15.    Calculation in Respect of Preference Shares.

The Company will be responsible for making all calculations called for in respect of the Preference Shares, including, but not limited to, the determination of the dividends payable on the Preference Shares. Any calculations made in good faith and without manifest error will be final and binding on holders. The Company or its agents will be required to deliver to the Paying Agent a schedule of its calculations and the Paying Agent will be entitled to rely upon the accuracy of such calculations without independent verification. The Paying Agent will forward such calculations to any holder upon the request of the holder.

16.    Severability.

In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed and attested by the undersigned this 15th day of November, 2006.

ASPEN INSURANCE HOLDINGS LIMITED
By:
Attest:

EXHIBIT A

FORM OF
7.401% PERPETUAL NON-CUMULATIVE PREFERENCE SHARES

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (‘‘DTC’’), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

[1]	This legend should be included only if the share certificate evidences Global Preference Shares.

Certificate Number	Number of Preference Shares
[ ]	[ ]

CUSIP NO.:[        ]

7.401% Perpetual Non-Cumulative Preference Shares
(par value 0.15144558¢ per share)
(liquidation preference U.S.$25 per Preference Share)

of

 ASPEN INSURANCE HOLDINGS LIMITED

ASPEN INSURANCE HOLDINGS LIMITED, a Bermudian company (the ‘‘Company’’), hereby certifies that [                            ] (the ‘‘Holder’’) is the registered owner of [                            ]1 [                    , or such number as is indicated in the records of the Registrar and the Depository,]2 fully paid and non-assessable preference shares of the Company designated the 7.401% Perpetual Non-Cumulative Preference Shares, with a par value of 0.15144558¢ per share and a liquidation preference of U.S.$25 per share (the ‘‘Preference Shares’’). The Preference Shares are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preference Shares represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated November 15, 2006, as the same may be amended from time to time (the ‘‘Certificate of Designation’’). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preference Shares set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these Preference Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

[1]	This phrase should be included only if the share certificate evidences certificated Preference Shares.

[2]	This phrase should be included only if the share certificate evidences Global Preference Shares.

IN WITNESS WHEREOF, the Company has executed this certificate this               day of               ,               .

ASPEN INSURANCE HOLDINGS LIMITED
By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are Preference Shares referred to in the within-mentioned Certificate of Designation.

Dated:

MELLON INVESTOR SERVICES LLC, as Registrar,
By:
Authorized Signatory

REVERSE OF SECURITY

Dividends on each Preference Share shall be payable at the rate provided in the Certificate of Designation.

The Preference Shares shall be redeemable at the Company’s option in the manner and accordance with the terms set forth in the Certificate of Designation.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Preference Shares evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the Preference Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:__________________

Signature:__________________________

(Sign exactly as your name appears on the other side of this Preference Shares Certificate)

Signature Guarantee:__________________

(Signature must be guaranteed by an ‘‘eligible guarantor institution’’ that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (‘‘STAMP’’) or such other ‘‘signature guarantee program’’ as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)